UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 26, 2006

BIOSITE INCORPORATED
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-21873 (Commission File Number)	33-0288606 (I.R.S. Employer Identification No.)

9975 Summers Ridge Road
San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 805-2000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                                             Results of Operations and Financial Condition.

On October 26, 2006, we issued a press release announcing our financial results for the quarter ended September 30, 2006.  A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 8.01               Other Events

Biosite today announced that its board of directors approved an increase in the Company’s stock repurchase program, raising the amount of stock that the Company is authorized to repurchase over the next 12 months to $100 million from $50 million.  In connection with this stock repurchase program, the Company has entered into a privately negotiated transaction with Goldman, Sachs & Co. to repurchase $100 million of its common stock. Based on Biosite’s closing stock price on October 25, 2006, the $100 million share repurchase authorization represents approximately 12 percent of the Company’s total market capitalization.

Biosite will immediately pay Goldman Sachs $100 million and will receive a substantial majority of the shares to be delivered under the agreement within approximately five weeks.  The agreement includes collar provisions that establish the minimum and maximum numbers of shares to be repurchased.  The specific number of shares to be repurchased is generally based on the volume-weighted average share price of the Company’s common shares during the six- to nine-month term of the accelerated repurchase agreement, subject to collar limits.  All of the repurchased shares will be retired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSITE INCORPORATED

Date: October 26, 2006	By:	/s/ CHRISTOPHER J. TWOMEY
Christopher J.Twomey
Senior Vice President, Finance and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release of Biosite Incorporated dated October 26, 2006.